Exhibit 99.1

CTD Holdings, Inc. Closes on Private Placement

Investment to speed development of orphan drug, other corporate goals

ALACHUA, FL, February 20, 2014 – CTD Holdings, Inc. (OTCQB:CTDH), a manufacturer of cyclodextrins for the pharmaceutical and other markets, announced today that it has closed on a private placement of $500,000 with a group of seasoned international investors who are experienced in the consumer and healthcare industries.

The investment is meant to help accelerate the development of the Company’s Trappsol®Cyclo™ orphan drug and to facilitate other corporate goals.

The transaction involved the signing of a Securities Purchase Agreement under which CTD Holdings issued 10 million shares of Common Stock to the accredited investors at $0.05 per share, resulting in a $500,000 capital infusion to the Company.

As part of the agreement, CTD Holdings Chairman C.E. (Rick) Strattan converted his outstanding Series A Preferred Stock into 1 million shares of Common Stock and entered into a Voting Commitment Letter that gives N. Scott Fine and Markus W. Sieger, the two largest investors in the offering, representation on the Board of Directors for a period of at least 7 years. The Company will expand its Board from 3 to 5 members as a result of this transaction.

A complete description of the transaction can be found in the Current Report on Form 8-K being filed with the Securities Exchange Commission in connection with the transaction.

“This investment by a group of influential international investors will catalyze the Company’s movement into the big leagues of the cyclodextrin industry,” Mr. Strattan said. “The Company will benefit from the experience and connections of investors who recognize our potential and can help us to achieve it. I welcome our new Board members and look forward to their contributions to the team.”

Mr. Sieger, based in Zurich, Switzerland, serves on the boards of several leading pharmaceutical companies in Central and Eastern Europe and has been involved in several large M&A and other strategic transactions in the industry. Mr. Fine, based in New York City, is Vice Chairman of the Board of a major consumer products company and is a director of several other companies. Like Mr. Sieger, he has advised on a number of M&A and financing transactions in healthcare and allied fields.

“I am excited by this Company’s prospects of becoming a major force in the cyclodextrin industry,” Mr. Sieger said. “We believe they have the right management team and the right business plan to make it happen.”

“This new investment will help us build on the business foundation that we have put in place over the last two years,” said Dr. Jeffrey Tate, President of CTD Holdings and Chief Executive of two of its operating divisions. “Our business focus has produced steady sales growth. Now we have added new team members who bring a global perspective that will shift that growth into high gear.”

The proceeds of the transaction will be used for business development purposes, including the Company’s priorities for 2014: expansion of e-commerce sales; production of ultra-pure cyclodextrin derivatives for the research, cosmetic, and medical industries; and completion of the Drug Master File for the Trappsol(R) Cyclo(TM) orphan drug. In 2010 the U.S. Food & Drug Administration designated Trappsol(R) Cyclo(TM) as an orphan drug for the treatment of Niemann-Pick disease, Type C, a rare and fatal genetic condition that typically develops in children under 10 years of age. In the U.S. treatment with Trappsol(R) Cyclo(TM) is supervised by a physician holding an approved Investigational New Drug Protocol.

About the Company:

The CTD Holdings, Inc. Family of Companies manufacture and market the trademarked Trappsol(R) and Aquaplex(R) cyclodextrins, cyclodextrin derivatives, and cyclodextrin complexes for research, nutrition, cosmetic and medical markets. NanoSonic Products, Inc. operates the world's only cGMP pulse drying facility for the production of ultra-pure cyclodextrin derivatives and pharmaceutical grade Aquaplex(R) cyclodextrin complexes. The companies offer a wide variety of cyclodextrin related manufacturing services to worldwide customers, including custom formulation, manufacturing, and commercial scale supply of pharmaceutical grade cyclodextrin complexes. For additional information, visit the Company's websites: www.ctd-holdings.com and www.cyclodex.com

Safe Harbor Statement:

This press release contains "forward-looking statements" about the Company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results in future periods to differ materially from what is expressed in, or implied by, these statements. The factors which may influence the Company's future performance include the Company's ability to obtain additional capital to expand operations as planned, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing food and pharmaceutical grade products. These and other risk factors are described from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's reports on Forms 10-K and 10-Q. Unless required by law, the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Contact: Dr. Jeffrey Tate, CTD Holdings, Inc.: 386-418-8060; jeff@cyclodex.com

Source: CTD Holdings, Inc.